Exhibit 99.1
FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Rob Whetstone/Laurie Berman
QAD Vice President and Treasurer Global Finance	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com
QAD Revises Fiscal 2009 Guidance
SANTA BARBARA, Calif. —February 9, 2009 — QAD Inc. (NASDAQ: QADI), a leading provider of enterprise software solutions for global manufacturers, today announced that it has revised its previous guidance for fiscal 2009.
Due to the weakening global economy, and more specifically to a slowdown in the manufacturing sector, QAD now expects fiscal 2009 revenues in the range of $261 million to $263 million. Previously, QAD expected revenues of $274 million to $278 million. The company is conducting an analysis of its goodwill, long lived assets and other intangible assets and anticipates incurring a non-cash impairment charge for the fiscal 2009 year once these studies are complete. The company said that its prior earnings per share guidance should no longer be relied upon.
“Like so many others, QAD was not immune to the effects of a weakening global economy during our fourth quarter,” said Karl Lopker, chief executive officer of QAD. “Global manufacturing companies continue to face significant challenges related to the economy, resulting in a pullback or delay in spending, even for the mission critical software QAD provides. We are continuing to work closely with our manufacturing customers to help them make the most practical business and IT decisions possible as we navigate through these current challenges together.”
QAD will announce its full fiscal 2009 fourth quarter and full year results on March 12, 2009.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 6,100 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1-805-684-6614, or visit the QAD Web site at www.qad.com.

QAD Inc.
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“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2008 ended January 31, 2008.